Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 17, 2023
Registration Statement Nos. 333-268757 and 333-268757-01

**PXG DETAILS** $524.040mm Exeter Automobile Receivables Trust 2023-1 (EART 2023-1)

Joint-Leads: J.P. Morgan (struc), Citigroup, and Mizuho
Co-Managers: BNP Paribas, Citizens Capital Markets, Wells Fargo Securities

TOTAL OFFERED
CL	SZ($MM)	SZ($MM)	WAL	S&P/F	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
A-1	63.000	59.850	0.13	A-1+/F1+	06/23	03/24	I-Crv +27	4.940	4.940	100.00000
A-2	135.000	128.250	0.53	AAA/AAA	01/24	06/25	I-Crv +65	5.678	5.61	99.99925
A-3	52.020	49.410	1.07	AAA/AAA	06/24	04/26	I-Crv +70	5.655	5.58	99.99045
B	75.720	71.930	1.64	AA/AA	03/25	04/27	I-Crv +105	5.794	5.72	99.99206
C	78.760	74.820	2.41	A/A	01/26	02/28	I-Crv +140	5.901	5.82	99.97848
D	80.300	76.280	3.33	BBB/BBB	01/27	06/29	I-Crv +250	6.788	6.69	99.98864
E	66.850	63.500	4.37	BB/BB	10/27	09/30	I-Crv +825	12.384	12.07	99.98071

Expected Settle : 02/28/23 Registration : A1-D : SEC Registered
First Pay Date : 03/15/23 E : 144a/RegS
Expected Ratings : S&P, Fitch ERISA Eligible : A1-D : Yes
Ticker : EART 2023-1 E : No
Bill & Deliver : J.P. Morgan Px Speed : 1.50% ABS, 5% Call
Expected Pricing : Priced Min Denoms : A1-D : $1k x $1k
CUSIPs : A-1 30168BAA8 E : $892k x $1k
A-2 30168BAB6 *Class E Notes will not be eligible for
A-3 30168BAC4 clearance on Euroclear
B    30168BAD2
C    30168BAE0 Available Information:
D    30168BAF7 * Prelim Prospectus : Attached
E    30168BAG5 * Ratings FWP : Attached
* Prelim OM (Cls E) : Separate Msg
* DealRoadshow.com : EART231
* IntexNet/CDI : Separate Msg

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.